EXHIBIT 10.19

SemGroup Corporation

Severance Agreement

Table of Contents

ARTICLE 1	Definitions	1
1.1	"Accrued Annual Bonus"	1
1.2	"Accrued Base Salary"	1
1.3	"Accrued Obligations"	1
1.4	"Affiliate"	1
1.5	"Agreement Date"	1
1.6	"Agreement Term	2
1.7	"Annual Bonus"	2
1.8	"Article"	2
1.9	"Base Salary"	2
1.10	"Beneficial Owner"	2
1.11	"Beneficiary"	2
1.12	"Board"	2
1.13	"Cause"	2
1.14	"Cause Determination"	3
1.15	"Change Date"	3
1.16	"Change in Control"	3
1.17	"Code"	5
1.18	"Competitive Business"	5
1.19	"Confidential and Proprietary Information"	5
1.20	"Disability"	5
1.21	"Disqualifying Disaggregation"	6
1.22	"Employer"	6
1.23	"ERISA"	6
1.24	"Exchange Act"	6
1.25	"Good Reason"	6
1.26	"including"	7
1.27	"IRS"	7
1.28	"Notice of Consideration"	7
1.29	"Notice of Termination"	7
1.30	"Person"	7
1.31	"Post-Change Period"	8
1.32	"Reorganization Transaction"	8
1.33	"Restricted Shares"	8
1.34	"SEC"	8
1.35	"Section"	8
1.36	"SemGroup"	8
1.37	"SemGroup Incumbent Directors"	8
1.38	"SemGroup Parties"	8
1.39	"Separation from Service"	8
1.40	"Severance Period"	9
1.41	"Stock Options"	9
1.42	"Subsidiary"	9

1.43	"Surviving Corporation"	9
1.44	"Target Annual Bonus"	9
1.45	"Taxes"	10
1.46	"Termination Date"	10
1.47	"Voting Securities"	10
1.48	"Work Product"	10
1.49	"Restricted Units"	10
1.50	"Performance Shares"	10
1.51	"Government Agency"	10

ARTICLE II	SemGroup's Obligations Upon Separation from Service	11
2.1	If By Executive for Good Reason or By an Employer Other Than for Cause, Disability, Death or Disqualifying Disaggregation During the Post-Change Period	11
2.2	If By an Employer Other Than for Cause, Disability or Death Prior to the Post-Change Period	12
2.3	If by the Employer for Cause	13
2.4	If by an Executive Other Than for Good Reason	14
2.5	If by Death or Disability	14
2.6	Waiver and Release	14
2.7	Breach of Covenants	14
2.8	Code Section 280G Cutback	15

ARTICLE III	No Set-off or Mitigation	15
3.1	No Set-off by SemGroup	15
3.2	No Mitigation	16

ARTICLE IV	Restrictive Covenants	16
4.1	Confidential and Proprietary Information	16
4.2	Non-Competition	17
4.3	Non-Solicitation	17
4.4	Intellectual Property	18
4.5	Non-Disparagement	19
4.6	Reasonableness of Restrictive Covenants	20
4.7	Right to Injunction: Survival of Undertakings	20

ARTICLE V	Non-Exclusivity of Rights	21
5.1	Waiver of Certain Other Rights	21
5.2	Other Rights	21
5.3	No Right to Continued Employment	21

ARTICLE VI	Claims Procedure	21
6.1	Filing a Claim	21
6.2	Review of Claim Denial	22

ARTICLE VII	Miscellaneous	22
7.1	No Assignability	22
7.2	Successors	22
7.3	Payments to Beneficiary	23
7.4	Non-Alientation of Benefits	23
7.5	Severability	23
7.6	Amendments	23
7.7	Notices	23
7.8	Joint and Several Liability	24
7.9	Counterparts	24
7.10	Governing Law	24
7.11	Captions	24
7.12	Rules of Construction	24
7.13	Number and Gender	24
7.14	Tax Withholding	24
7.15	Entire Agreement	24

SEMGROUP CORPORATION
SEVERANCE AGREEMENT

THIS AGREEMENT dated as of the ____ day of _____________, 20_____ (the “Agreement Date”) is made by and between SemGroup Corporation, a corporation incorporated under the laws of the State of Delaware (“SemGroup”, together with its subsidiaries, affiliates and successors thereto), and _________________________ (“Executive”).
RECITALS
The Board of Directors of SemGroup has determined that it is in the best interests of SemGroup and its stockholders to encourage and motivate the Executive to devote his full attention to the performance of his assigned duties without the distraction of concerns regarding his involuntary or constructive termination of employment for the reasons specified in this Agreement. The Executive is employed by SemGroup or a Subsidiary and may from time to time be employed by one or more Subsidiaries. SemGroup and its Subsidiaries believe that it is in the best interest of the Executive, their customers, the communities they serve, and the stockholders of SemGroup to provide financial assistance through severance payments and other benefits to Executive if Executive is involuntarily or constructively terminated for the reasons specified in this Agreement. This Agreement is intended to accomplish these objectives.
ARTICLE I

DEFINITIONS

As used in this Agreement, the terms specified below shall have the following meanings:
1.1    “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid as of the Termination Date, other than amounts Executive has elected to defer.

1.2    “Accrued Base Salary” means the amount of Executive’s Base Salary that is accrued but not yet paid as of the Termination Date, other than amounts Executive has elected to defer.

1.3    “Accrued Obligations” means, as of the Termination Date, the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus, any accrued but unpaid vacation, and any other amounts and benefits which are then due to be paid or provided to Executive by SemGroup, but have not yet been paid or provided (as applicable), provided no payments will be accelerated if such acceleration would violate Code Section 409A.

1.4    "Affiliate” means any Person (including a Subsidiary) that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with SemGroup. For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

1.5    “Agreement Date” see the introductory paragraph of this Agreement.

1.6    “Agreement Term” means the period commencing on the Agreement Date and ending on June 1, 2020. Notwithstanding anything herein to the contrary, with respect to a Post-Change Period, the Agreement Term shall end at the end of the Severance Period (as defined in Section 2.1(c)) if applicable, or if there is no such Severance Period, the earliest of the following: (a) the second anniversary of the Change Date, or (b) the Termination Date; provided that: (i) the obligations, if any, of SemGroup to make payments under this Agreement due to a Separation from Service which occurred during the Agreement Term shall continue beyond the Agreement Term until all such obligations are fully satisfied, and (ii) the obligations of Executive under this Agreement shall continue beyond the Agreement Term until all such obligations are fully satisfied. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate upon the occurrence of a Disqualifying Disaggregation pursuant to Section 1.21.

1.7    “Annual Bonus” means the opportunity to receive payment of a cash annual incentive.

1.8    “Article” means an article of this Agreement.

1.9    “Base Salary” means annual base salary in effect on the Termination Date, disregarding any reduction that would qualify as Good Reason.

1.10    “Beneficial Owner” means such term as defined in Rule 13d-3 of the SEC under the Exchange Act.

1.11    “Beneficiary” see Section 7.3.

1.12    “Board” means the Board of Directors of SemGroup or, from and after the Change Date that gives rise to a Surviving Corporation other than SemGroup, the Board of Directors of such Surviving Corporation.

1.13    “Cause” means any one or more of the following:

(a)Executive’s conviction of or plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude;

(b)Executive’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on SemGroup, the Subsidiary or an Affiliate;

(c)Executive’s willful or reckless violation or disregard of the code of business conduct and ethics or, if applicable, the code of ethics for CEO and senior financial officers;

(d)Executive’s material willful or reckless violation or disregard of a SemGroup or Subsidiary policy; or

(e)Executive’s habitual or gross neglect of duties;

provided, however, that for purposes of clauses (b) and (e), Cause shall not include any one or more of the following:
(i)bad judgment or negligence, other than Executive’s habitual neglect of duties or gross negligence;

(ii)any act or omission believed by Executive in good faith, after reasonable investigation, to have been in or not opposed to the interest of SemGroup, the Subsidiary or an Affiliate (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

(iii)any act or omission with respect to which a determination could properly have been made by the Board that Executive had satisfied the applicable standard of conduct for indemnification or reimbursement under SemGroup’s certificate of incorporation, by-laws, Board resolutions, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or

(iv)during a Post-Change Period, failure to meet performance goals, objectives or measures following good faith efforts to meet such goals, objectives or measures; and

further provided that, for purposes of clauses (b) through (e) if an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief, after reasonable investigation, that Executive’s act, or failure to act, was in the best interests of SemGroup, the Subsidiary or an Affiliate or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 10 business days after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable. With respect to the above definition of “cause”, no act or conduct by Executive will constitute “cause” if Executive acted: (i) in accordance with the instructions or advice of counsel representing SemGroup or if there was a conflict such that Executive could not consult with counsel representing SemGroup, other qualified counsel, or (ii) as required by legal process.
1.14    “Cause Determination” see Section 2.3(b)(iv).

1.15    “Change Date” means the date on which a Change in Control first occurs during the Agreement Term.

1.16    “Change in Control” means, except as otherwise provided below, the occurrence of any one or more of the following during the Agreement Term:

(a)    any person (as such term is used in Rule 13d‑5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate of SemGroup or any employee benefit plan (or any related trust) sponsored or maintained by SemGroup or any of its Affiliates (a “Related Party”), becomes the Beneficial Owner of 30% or more of the common stock of SemGroup or of Voting Securities representing 30% or more of the combined voting power of all Voting Securities of SemGroup, except that no Change in Control shall be deemed to have occurred solely by reason of such beneficial ownership by a Person with respect to which both more than 70% of the common stock of such Person and Voting Securities representing more than 70% of the combined voting power of the Voting Securities of such Person are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of SemGroup immediately before such acquisition, in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of SemGroup, as the case may be; or

(b)    SemGroup Incumbent Directors (determined using the Agreement Date as the baseline date) cease for any reason to constitute at least a majority of the directors of SemGroup then serving; or

(c)    consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”), other than a Reorganization Transaction that results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of SemGroup immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners, of both at least 60% of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing at least 60% of the combined voting power of the then-outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of SemGroup immediately before such Reorganization Transaction; or

(d)    approval by the stockholders of SemGroup of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of SemGroup or a plan of complete liquidation of SemGroup, other than any such transaction that would result in: (i) a Related Party owning or acquiring more than 50% of the assets owned by SemGroup immediately prior to the transaction, or (ii) the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of SemGroup immediately before such transaction becoming, immediately after the consummation of such transaction, the direct or indirect owners, of more than 50% of the assets owned by SemGroup immediately prior to the transaction.

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control. Upon the Board’s determination that a sale or other disposition of all or substantially all of the consolidated assets of SemGroup or a plan of complete liquidation of SemGroup that was approved by stockholders, as described in Section 1.16(d), will not occur, a Change in Control shall be deemed not to have occurred from such date of determination forward, and this Agreement shall continue in effect as if no Change in Control had occurred except to the extent termination requiring payments under this Agreement occurs prior to such Board determination.

1.17    “Code” means the Internal Revenue Code of 1986, as amended.

1.18    “Competitive Business” means, as of any date, any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with Executive’s assistance) any of the following in which the Executive has been engaged in the 12 months preceding the Termination Date: (i) the gathering, transportation, storage, distribution, blending and/or marketing of crude oil, natural gas, natural gas liquids, refined petroleum products and/or liquid asphalt cement; and (ii) any other business actively engaged in by SemGroup which represents for any calendar year or is projected by SemGroup (as reflected in a business plan adopted by SemGroup before Executive’s Termination Date) to yield during any year during the first three-fiscal year periods commencing on or after Executive’s Termination Date, more than 5% of the gross revenue of SemGroup, and, in either case, which is located (x) anywhere in the United States, or (y) anywhere outside of the United States where SemGroup is then engaged in, or proposes as of the Termination Date to engage in to the knowledge of the Executive, any of such activities.

1.19    “Confidential and Proprietary Information” means any non-public information of any kind or nature in the possession of SemGroup or any of its Affiliates, including without limitation, ideas, processes, methods, systems, procedures, designs, innovations, devices, inventions, discoveries, know-how, data, techniques, models, lists of former, present and prospective customers, vendors, suppliers and employees, marketing, business or strategic plans, pricing structure, financial information, research and development information, trade secrets or other subject matter relating to SemGroup’ or its Affiliates’ products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including: (i) any information that gives SemGroup or any of its Affiliates a competitive advantage in the gathering, transportation, storage, distribution, blending and/or marketing of crude oil, natural gas, natural gas liquids, refined petroleum products and/or liquid asphalt cement and other businesses in which SemGroup or an Affiliate is engaged, or (ii) any information obtained by SemGroup or any of its Affiliates from third parties to which SemGroup or an Affiliate owes a duty of confidentiality, or (iii) any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of Executive’s performance of any services on behalf of SemGroup or any Affiliate. Notwithstanding the foregoing, “Confidential and Proprietary Information” shall not include: (i) information that is or becomes generally known to the public through no fault of Executive; (ii) information obtained on a non-confidential basis from a third party other than SemGroup or any Affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; or (iii) information approved for release by written authorization of SemGroup. For purposes of this Agreement, “Confidential and Proprietary Information” shall include the execution of this Agreement by the Executive and the terms and conditions contained herein.

1.20    “Disability” means any medically determinable physical or mental impairment of Executive where he: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Executive’s Employer. Notwithstanding the forgoing, all determinations of whether an Executive is Disabled shall be made in accordance with Section 409A of the Code.

1.21    “Disqualifying Disaggregation” means the cessation of Executive’s employment with SemGroup and/or its Affiliates during the Post-Change Period due to a sale, spin-off, or other disaggregation (“Disaggregation”) solely where Executive is employed by the successor in substantially the same position as the position held prior to the Disaggregation, provided the successor assumes all of SemGroup’s obligations under this Agreement.

1.22    “Employer” means SemGroup or, if Executive is not employed directly by SemGroup, the Subsidiary that from time to time employs Executive on or after the Agreement Date, and the successor of either (provided, in the case of a Subsidiary, that such successor is also a Subsidiary).

1.23    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.24    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.25    “Good Reason” means a Separation from Service by Executive in accordance with the substantive and procedural provisions of this Section.

(a)    Separation from Service by Executive for “Good Reason” means a Separation from Service initiated by Executive on account of any one or more of the following actions or omissions that, unless otherwise specified, occurs during a Post-Change Period:

(i)    a material adverse reduction in the nature or scope of Executive’s office, position, duties, functions, responsibilities or authority (including reporting responsibilities and authority) during a Post-Change Period from the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Change Date;

(ii)    any reduction in or failure to pay Executive’s annual Base Salary at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by his Employer in respect of the 12‑month period immediately before the Change Date;

(iii)    any reduction in the Target Annual Bonus which Executive may earn determined as of the Change Date or failure to pay Executive’s Annual Bonus on terms substantially equivalent to those provided to peer executives of the Employer;

(iv)    a material reduction of Executive’s aggregate compensation and/or aggregate benefits from the amounts and/or levels in effect on the Change Date, unless such reduction is part of a policy applicable to peer executives of the Employer and of any successor entity;

(v)    required relocation during a Post-Change Period of more than 50 miles of: (A) Executive’s workplace, or (B) the principal offices of the Employer or its successor (if such offices are Executive’s workplace), in each case without the consent of Executive; provided, however, in both cases of (A) and (B) of this subsection (v), such new location is farther from Executive’s residence than the prior location;

(vi)    the failure at any time of a successor to Executive’s Employer explicitly to assume and agree to be bound by this Agreement; or

(vii)    the giving of a Notice of Consideration pursuant to Section 2.3(b)(ii) and the subsequent failure to terminate Executive for Cause and within a period of 90 days thereafter in compliance with all of the substantive and procedural requirements of Section 2.3.

(b)    Notwithstanding anything in this Agreement to the contrary, no act or omission shall constitute grounds for “Good Reason”:

(i)    Unless Executive gives a Notice of Termination to SemGroup and the Employer 30 days prior to his intent to terminate his employment for Good Reason which describes the alleged act or omission giving rise to Good Reason; and

(ii)    Unless such Notice of Termination is given within 90 days of Executive’s first actual knowledge of such act or omission; and

(iii)    Unless SemGroup or the Employer fails to cure such act or omission within the 30 day period after receiving the Notice of Termination.

(c)    No act or omission shall constitute grounds for “Good Reason”, if Executive has consented in writing to such act or omission in a document that makes specific reference to this Section.

1.26    “including” means including without limitation.

1.27    “IRS” means the Internal Revenue Service of the United States of America.

1.28    “Notice of Consideration” see Section 2.3(b)(ii).

1.29    “Notice of Termination” means a written notice of a Separation from Service, if applicable, given in accordance with Section 7.7 that sets forth: (a) the specific termination provision in this Agreement relied on by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Separation from Service, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

1.30    “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution,

public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.31    “Post-Change Period” means the period commencing on the Change Date and ending on the earlier of the Termination Date or the second anniversary of the Change Date.

1.32    “Reorganization Transaction” see clause (c) of the definition of “Change in Control”.

1.33    “Restricted Shares” means shares of restricted stock, restricted stock units, deferred stock or similar awards.

1.34    “SEC” means the United States Securities and Exchange Commission.

1.35    “Section” means, unless the context otherwise requires, a section of this Agreement.

1.36    “SemGroup” see the introductory paragraph of this Agreement.

1.37    “SemGroup Incumbent Directors” means, determined as of any date by reference to any baseline date:

(a)the members of the Board on the date of such determination who have been members of the Board since such baseline date, and

(b)the members of the Board on the date of such determination who were appointed or elected after such baseline date and whose election, or nomination for election by stockholders of SemGroup or the Surviving Corporation, as applicable, was approved by a vote or written consent of two-thirds of the directors comprising the SemGroup Incumbent Directors on the date of such vote or written consent, but excluding each such member whose initial assumption of office was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), or (iii) a proposed Reorganization Transaction.

1.38    “SemGroup Parties” means SemGroup and Executive’s Employer.

1.39    “Separation from Service” means an Executive’s termination or deemed termination from employment with SemGroup and its Subsidiaries. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with his employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for his employer. If the period of leave exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, and such impairment causes the Executive to be unable to perform the duties of the Executive’s position of employment or any substantially similar position of employment, a 29 month period of absence shall be substituted for such six month period. For purposes of this Agreement, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Executive and SemGroup reasonably anticipate the Executive will perform no further services for SemGroup and its Subsidiaries (whether as an employee or an independent contractor), or (B) that the level of bona fide services the Executive will perform for SemGroup and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period or, if the Executive has been providing services to SemGroup and its Subsidiaries for less than 36 months, the full period over which the Executive has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Executive after a certain date.

1.40    “Severance Period” see Section 2.1(c).

1.41    “Stock Options” means stock options, stock appreciation rights or similar awards.

1.42    “Subsidiary” means a corporation, trade or business, if it and SemGroup are members of a controlled group of corporations as defined in Code Section 414(b) or under common control as defined under Code Section 414(c); the standard of control under Code Sections 414(b) and 414(c) shall be deemed to be “at least 80%” and all determinations shall be made in accordance with Code Section 409A and the applicable guidance thereunder.

1.43    “Surviving Corporation” means the parent corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of all Voting Securities of a corporation affected by a Change in Control, which is not a Reorganization Transaction, are directly or indirectly owned by another corporation, such other corporation.

1.44    “Target Annual Bonus” means, as of any date, the amount equal to the product of Executive’s Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under any Annual Bonus arrangement for the fiscal year for which the Annual Bonus is awarded if the performance goals established pursuant to such Annual Bonus were achieved at the 100% level as of the end of the fiscal year; provided, however, that if Executive’s Annual Bonus is discretionary and no 100% target level is formally established either under the Annual Bonus arrangement or otherwise, Executive’s “Target Annual Bonus” shall mean the amount equal to 100% of Executive’s Base Salary.

1.45    “Taxes” means federal, state, local and other income, employment and other taxes.

1.46    “Termination Date” means the date of the receipt of the Notice of Termination by Executive (if such notice is given by Executive’s Employer) or by Executive’s Employer (if such notice is given by Executive), or any later date, not more than 30 days after the giving of such notice, specified in such notice; provided, however, that:

(a)if Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of Executive’s death or the date of deemed termination of employment due to Disability, as applicable, regardless of whether a Notice of Termination has been given; and

(b)if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by an Employer; and

(c)for purposes of Article IV (Restrictive Covenants) if the Executive does not have a Separation from Service, the Termination Date shall be the later of the date the entity that employs Executive ceases to be a Subsidiary, or, after a Disaggregation (as defined in Section 1.21), the date Executive’s employment with the successor business unit terminates, whether such termination is initiated by such successor or by Executive.

1.47    “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

1.48    “Work Product” means any and all work product, including, but not limited to, documentation, tools, templates, processes, procedures, discoveries, inventions, innovations, technical data, concepts, know-how, methodologies, methods, drawings, prototypes, trade secrets, notebooks, reports, findings, business plans, recommendations and memoranda of every description, that Executive makes, conceives, discovers or develops alone or with others during the course of Executive’s employment with SemGroup or during the one year period following Executive’s Termination Date (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).

1.49    “Restricted Units” means restricted common units representing limited partner interests of Rose Rock Midstream, L.P., a Delaware limited partnership, or similar awards.

1.50    “Performance Shares” means Restricted Shares, the value of which at the time they are payable is determined as a function of the extent to which corresponding performance criteria have been satisfied, or similar awards.

1.51    “Government Agency” means any federal, state or local governmental agency or commission.

ARTICLE II

SEMGROUP'S OBLIGATIONS UPON SEPARATION FROM SERVICE

2.1    If By Executive for Good Reason or By an Employer Other Than for Cause, Disability, Death or Disqualifying Disaggregation During the Post-Change Period. If Executive has a Separation from Service for Good Reason or there is an Employer-initiated Separation from Service of the Executive for any reason other than Cause, Disability, Death or a Disqualifying Disaggregation during the Post-Change Period, then in addition to payment of all Accrued Obligations, which shall be payable no later than 10 business days after the Termination Date, SemGroup’s and the Employer’s sole obligations to Executive under this Article II shall be as follows:

(a)    Severance Payments. Executive shall be paid a lump-sum cash amount equal to the sum of the following, on the first business day following six months after Executive's Separation from Service:

(i)Annual Bonus for Fiscal Year Prior to Year of Termination. If the Termination Date occurs after the end of a fiscal year but before the Annual Bonus with respect to such fiscal year is fully paid out, the Annual Bonus for such prior fiscal year shall be paid to Executive, but the payment shall be reduced (but not below zero) by the amount of any Annual Bonus previously paid to Executive with respect to such prior fiscal year; and

(ii)Multiple of Salary and Bonus. An amount equal to two (2) times the sum of: (A) Base Salary plus (B) the Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in Executive’s Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose.

(b)    Equity Awards. All of Executive’s equity awards then outstanding shall only vest and payout in accordance with the applicable award agreements for such equity awards, including, but not limited to, Stock Options, Restricted Shares, Restricted Units and Performance Shares.

(c)    Continuation of Welfare Benefits. During the lesser of the period during which Executive or a qualifying beneficiary (as defined in Section 607 of ERISA) has in effect an election for post-termination continuation coverage or conversion rights to welfare benefits under applicable law, including Section 4980 of the Code (“COBRA”), or the period ending on the 18-month anniversary of the Termination Date (“Severance Period”), Executive (or, if applicable, the qualifying beneficiary) shall be entitled to such coverage at an out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents); provided, however, that if Executive is eligible to retiree benefits provided under any welfare benefit plan, program, policy, practice or procedure of the SemGroup Parties, Executive shall be entitled to receive such retiree benefits in lieu of the COBRA coverage provided by this Section 2.1(c).

(d)    Outplacement. Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six months after the Separation from Service, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $10,000. All requests of Executive for reimbursement must be submitted to SemGroup within one year of Separation from Service and SemGroup shall make the reimbursement of reasonable requests no later than 30 days after such request, but in all events within 15 months of Separation from Service.

(e)    Directors’ and Officers’ Liability Insurance. For a period of six years after the Termination Date (or for any known longer applicable statute of limitations period), the Executive shall be entitled to coverage under a directors’ and officers’ liability insurance policy in an amount no less than, and on the same terms as those provided to peer executive officers and directors of the Employer.

2.2    If By an Employer Other Than for Cause, Disability or Death Prior to the Post-Change Period. If there is an Employer-initiated Separation from Service of the Executive for any reason other than Cause, Disability or Death prior to the Post-Change Period, then in addition to payment of all Accrued Obligations, which shall be payable no later than 30 business days after the Termination Date, SemGroup’s and the Employer’s sole obligations to Executive under this Article II shall be as follows:

(a)    Severance Payments. Executive shall be paid a lump-sum cash amount equal to the sum of the following, on the first business day following six months after Executive’s Separation from Service:

(i)Annual Bonus for Fiscal Year Prior to Year of Termination. If the Termination Date occurs after the end of a fiscal year but before the Annual Bonus with respect to such fiscal year is fully paid out, the Annual Bonus for such prior fiscal year shall be paid to Executive, but the payment shall be reduced (but not below zero) by the amount of any Annual Bonus previously paid to Executive with respect to such prior fiscal year; and

(ii)Multiple of Salary and Bonus. An amount equal to one (1) times the sum of: (A) Base Salary plus (B) the Target Annual Bonus, each determined as of the Termination Date.

(b)    Equity Awards. All of Executive’s equity awards then outstanding shall only vest and payout in accordance with the applicable award agreements for such equity awards, including, but not limited to, Stock Options, Restricted Shares, Restricted Units and Performance Shares.

(c)Outplacement. Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six months after the Separation from Service, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of $10,000. All requests of Executive for reimbursement must be submitted to SemGroup within one year of Separation from Service and SemGroup shall make the reimbursement of reasonable requests no later than 30 days after such request, but in all events within 15 months of Separation from Service.

(d)    Directors’ and Officers’ Liability Insurance. For a period of six years after the Termination Date (or for any known longer applicable statute of limitations period), the Executive shall be entitled to coverage under a directors’ and officers’ liability insurance policy in an amount no less than, and on the same terms as those provided to peer executive officers and directors of the Employer.

2.3    If by the Employer for Cause.

(a)    Termination for Cause. If the Executive has a Separation from Service for Cause, the SemGroup Parties’ sole obligation to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

(b)    Change in Control: Procedural Requirements for Termination for Cause. For any Separation from Service for Cause during any part of a Post-Change Period, the SemGroup Parties shall strictly observe each of the following substantive and procedural provisions:

(i)The Board shall call a meeting for the stated purpose of determining whether Executive’s acts or omissions satisfy the requirements of the definition of “Cause” and, if so, whether to terminate Executive’s employment for Cause.

(ii)Not less than 15 days prior to the date of such meeting, the Board shall provide or cause to be provided Executive and each member of the Board written notice (a “Notice of Consideration”) of: (A) a detailed description of the acts or omissions alleged to constitute Cause, (B) the date of such meeting of the Board, and (C) Executive’s rights under clauses (iii) and (iv) below.

(iii)Executive shall have the opportunity to present to the Board a written response to the Notice of Consideration, but shall not have the right to appear in person or by counsel before the Board.

(iv)Executive’s employment may be terminated for Cause only if: (A) the acts or omissions specified in the Notice of Consideration did in fact occur and such actions or omissions do constitute Cause as defined in this Agreement, (B) the Board, by affirmative vote of a simple majority of its members, makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause (“Cause Determination”), and (C) SemGroup thereafter provides Executive with a Notice of Termination that specifies in specific detail the basis of such Separation from Service for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration.

(v)In the event that the existence of Cause shall become an issue in any action or proceeding between Executive, on the one hand, and any one or more of the SemGroup Parties, on the other hand, the Cause Determination shall be final and binding on all parties, except as provided in Section 2.3(c) below.

Nothing in this Section 2.3(b) shall preclude the Board, by majority vote, from suspending Executive from his duties, with pay, at any time.
(c)    Change in Control: Standard of Review. In the event that the existence of Cause during a Post-Change Period shall become an issue in any action or proceeding between Executive, on the one hand, and any one or more of the SemGroup Parties on the other hand, the SemGroup Parties, as applicable, shall, notwithstanding the Cause Determination, have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the SemGroup Parties have satisfied all applicable substantive and procedural requirements of this Section.

2.4    If by an Executive Other Than for Good Reason. If Executive has a Separation from Service initiated by the Executive other than for Good Reason, Disability or death, the sole obligation of the SemGroup Parties to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

2.5    If by Death or Disability. If Executive dies or if Executive has a Separation from Service by reason of Executive’s Disability, the SemGroup Parties’ sole obligation to Executive under this Article II shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

2.6    Waiver and Release. Notwithstanding anything herein to the contrary, in the event that Executive’s employment terminates pursuant to Section 2.1 or 2.2, no SemGroup Party shall have any obligation to Executive under Sections 2.1(a)-(e) or 2.2(a)-(d), as the case may be, unless and until Executive executes and delivers to SemGroup within 60 days after Separation from Service a release and waiver of SemGroup, the Employer and Affiliates, in substantially the same form as attached hereto as Exhibit A, or as otherwise mutually acceptable.

2.7    Breach of Covenants. If a court determines that Executive has breached any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenant entered into at any time between Executive (on the one hand) and SemGroup, the Employer, or any Affiliate (on the other hand), including the Restrictive Covenants in Article IV, (a) no SemGroup Party shall have any obligation to pay or provide any severance or benefits under Article II, (b) all of Executive’s unexercised Stock Options shall terminate as of the date of the breach, (c) all of Executive’s unvested Restricted Shares, Restricted Units and Performance Shares shall be forfeited as of the date of the breach, (d) Executive shall reimburse a SemGroup Party for any amount already paid under Article II, and (e) Executive shall repay to SemGroup an amount equal to the aggregate “spread” (as defined below) on all Stock Options, if any, exercised in the one year period prior to the first date on which Executive breached any such covenant (“Breach Date”). For purposes of this Section 2.7, “spread” in respect of any Stock Option shall mean the product of the number of shares as to which such Stock Option has been exercised during the one year period prior to the Breach Date multiplied by the difference between the closing price of the Class A common stock on the exercise date (or if the Class A common stock did not trade on the exercise date on the principal stock exchange on which the Class A common stock is then listed or if not so listed in the over-the-counter market, the most recent date on which the Class A common stock did so trade) and the exercise price of the Stock Options.

2.8    Code Section 280G Cutback. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid under Section 2.1 of this Agreement would be an “excess parachute payment” (within the meaning of Section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then the payment to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment, as so reduced, constitutes an excess parachute payment. Whether requested by Executive or the Company, the determination of whether any reduction in such payment or benefit to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that Executive’s right to payment or benefit may be reduced by reason of the limitations contained in this Section 2.8 will not of itself limit or otherwise affect any rights Executive has other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 2.8, the Company will reduce Executive’s payment and/or benefit, to the extent required, in the following order: (i) the lump sum payment described in Section 2.1(a), (ii) the health continuation benefits set forth in Section 2.1(c), and (iii) the outplacement benefit described in Section 2.1(d).

ARTICLE III

NO SET-OFF OR MITIGATION

3.1    No Set-off by SemGroup. Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim, recoupment, or other claim, right or action that any SemGroup Party may have against Executive or others, except as expressly provided in this Section or as specifically otherwise provided in this Agreement. Notwithstanding the prior sentence, any SemGroup Party shall have the right to deduct any amounts outstanding on any loans or other extensions of credit to Executive from a SemGroup Party from Executive’s payments and other benefits (if any) provided for under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges that any incentive-based compensation paid to the Executive  under this Agreement may be subject to recovery by a SemGroup Party under any clawback policy which a SemGroup Party may adopt from time to time, including, without limitation, any policy which a SemGroup Party may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the SEC thereunder or the requirements of any national securities exchange on which a SemGroup Party’s common stock may be listed. The Executive agrees to promptly return any such incentive-based compensation which a SemGroup Party determines it is required to recover from the Executive under any such clawback policy. Time is of the essence in the performance by the SemGroup Parties of their respective obligations under this Agreement.

3.2    No Mitigation. Executive shall not have any duty to mitigate the amounts payable by any SemGroup Party under this Agreement by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1    Confidential and Proprietary Information. The Executive acknowledges that in the course of performing services for SemGroup and its Affiliates, Executive may create (alone or with others), learn of, have access to, or receive Confidential and Proprietary Information (as defined in Section 1.19). The Executive recognizes that all such Confidential and Proprietary Information is the sole and exclusive property of SemGroup and its Affiliates or of third parties to which SemGroup or an Affiliate owes a duty of confidentiality, that it is SemGroup’s policy to safeguard and keep confidential all such Confidential and Proprietary Information, and that disclosure of Confidential and Proprietary Information to an unauthorized third party would cause irreparable damage to SemGroup and its Affiliates. Executive agrees that, except as required by the duties of Executive’s employment with SemGroup or any of its Affiliates and except in connection with enforcing Executive’s rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to SemGroup, Executive will not, without the written consent of SemGroup, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential and Proprietary Information disclosed to Executive or otherwise obtained by Executive during his employment with SemGroup or its Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, SemGroup or any Affiliate), and will use the Confidential and Proprietary Information solely for the benefit of SemGroup and its Affiliates and will not use the Confidential and Proprietary Information for the benefit of any other Person nor permit its use for the benefit of Executive. These obligations shall continue during and after the termination of Executive’s employment for any reason and for so long as the Confidential and Proprietary Information remains Confidential and Proprietary Information. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b) to the United States Code), Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, if Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose the trade secret to the attorney of Executive and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

4.2    Non-Competition. During the period beginning on the Agreement Date and ending on the first anniversary of the Termination Date, regardless of the reason for Executive’s Separation from Service, Executive agrees that without the written consent of SemGroup Executive shall not at any time, directly or indirectly, in any capacity:

(a)    engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after Executive’s Separation from Service, this Section 4.2 shall not preclude Executive from: (i) being an employee of, or consultant to, any business unit of a Competitive Business if: (A) such business unit does not qualify as a Competitive Business in its own right, and (B) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (ii) with the approval of SemGroup, being a consultant to, an advisor to, a director of, or an employee of a Competitive Business; or

(b)    make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business. Nothing in this subsection (b) shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not: (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or (iii) create a conflict of interest between Executive’s duties to SemGroup and its Affiliates or under this Agreement and his interest in such investment.

4.3    Non-Solicitation. During the period beginning on the Agreement Date and ending on the first anniversary of the Termination Date, regardless of the reason for Executive’s Separation from Service, Executive shall not, directly or indirectly:

(a)    other than in connection with the good-faith performance of his duties as an officer of SemGroup or its Affiliates, cause or attempt to cause any employee, director or consultant of SemGroup or an Affiliate to terminate his relationship with SemGroup or an Affiliate;

(b)    solicit the employment or engagement as a consultant or adviser, of any employee of SemGroup or an Affiliate (other than by SemGroup or its Affiliates), or cause or attempt to cause any Person to do any of the foregoing;

(c)    establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee of SemGroup or an Affiliate, if such business is or will be a Competitive Business; or

(d)solicit the purchase or sale of goods, services or combination of goods and services from the established customers of SemGroup or an Affiliate. For the purpose of this provision, “established customers” shall be deemed to include any entity or person which has been a customer or supplier of SemGroup or an Affiliate within twelve (12) months of the date of cessation of Executive’s employment with SemGroup or an Affiliate.

4.4    Intellectual Property.

(a)    During the period of Executive’s employment with SemGroup or any Affiliate, and thereafter upon SemGroup’s request, regardless of the reason for Executive’s Separation from Service, Executive shall disclose immediately to SemGroup all Work Product that: (i) relates to the business of SemGroup or any Affiliate or any customer or supplier to SemGroup or an Affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by SemGroup or an Affiliate or that may be used in relation therewith; or (ii) results from tasks or projects assigned to Executive by SemGroup or an Affiliate; or (iii) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by SemGroup or an Affiliate. Executive agrees that any Work Product shall be the property of SemGroup and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, Executive hereby assigns, and agrees to assign, to SemGroup all right, title and interest in and to the Work Product and all copies thereof, and all copyrights, patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Executive.

(b)    Notwithstanding the foregoing, SemGroup agrees and acknowledges that the provisions of Section 4.4(a) relating to ownership and disclosure of Work Product do not apply to any inventions or other subject matter for which no equipment, supplies, facility, or trade secret information of SemGroup or an Affiliate was used and that are developed entirely on Executive’s own time, unless: (i) the invention or other subject matter relates: (a) to the business of SemGroup or an Affiliate, or (b) to the actual or demonstrably anticipated research or development of SemGroup or any Affiliate, or (ii) the invention or other subject matter results from any work performed by Executive for SemGroup or any Affiliate.

(c)    Executive agrees that, upon disclosure of Work Product to SemGroup, Executive will, during his employment by SemGroup or an Affiliate and at any time thereafter, at the request and cost of SemGroup, execute all such documents and perform all such acts as SemGroup or an Affiliate (or their respective duly authorized agents) may reasonably require: (i) to apply for, obtain and vest in the name of SemGroup alone (unless SemGroup otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product.

(d)    In the event that SemGroup is unable, after reasonable effort, to secure Executive’s execution of such documents as provided in Section 4.4(c), whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints SemGroup and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Executive.

4.5    Non-Disparagement.

(a)    Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that: (i) accuses or implies that SemGroup and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Executive’s employment (or the termination thereof), the business or operations of SemGroup, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of SemGroup and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

(b)    SemGroup agrees not to authorize any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that: (i) accuses or implies that Executive engaged in any wrongful, unlawful or improper conduct relating to Executive’s employment or termination thereof with SemGroup, or otherwise; or (ii) disparages, impugns or in any way reflects adversely upon the reputation of Executive.

(c)    Notwithstanding anything contained herein to the contrary, nothing herein shall be deemed to preclude or limit (i) Executive or SemGroup from providing truthful testimony or information pursuant to subpoena, court order or other similar legal or regulatory process, provided, that to the extent permitted by law, Executive will promptly inform SemGroup of any such obligation prior to participating in any such proceedings or (ii) Executive from (A) filing a charge or complaint with any Government Agency, (B) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to SemGroup, or (C) receiving an award for information provided to any Government Agency.

4.6    Reasonableness of Restrictive Covenants.

(a)    Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect SemGroup’s legitimate interests in its Confidential and Proprietary Information, its proprietary work, and in its relationships with its employees, customers, suppliers and agents.

(b)    SemGroup has, and Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support his dependents.

(c)    Executive understands he is bound by the terms of this Article IV, whether or not he receives severance payments under this Agreement or otherwise.

4.7    Right to Injunction: Survival of Undertakings.

(a)    In recognition of the confidential nature of the Confidential and Proprietary Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, Executive and SemGroup agree that it would be impossible to measure solely in money the damages which SemGroup would suffer if Executive were to breach any of his obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure SemGroup. Accordingly, Executive agrees that if he breaches any of the provisions of this Agreement, SemGroup shall be entitled, in addition to any other remedies to which SemGroup may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Agreement without the necessity of posting a bond or other security therefor, and Executive hereby waives any right to assert any claim or defense that SemGroup has an adequate remedy at law for any such breach.

(b)    If a court determines that any covenant included in this Article IV is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

(c)    All of the provisions of this Agreement shall survive any Separation from Service of Executive, without regard to the reasons for such termination. Notwithstanding Section 2.7, in addition to any other rights it may have, neither SemGroup nor any Affiliate shall have any obligation to pay or provide severance or other benefits (except as may be required under ERISA) after the Termination Date if Executive has materially breached any of Executive’s obligations under this Agreement.

ARTICLE V

NON-EXCLUSIVITY OF RIGHTS

5.1    Waiver of Certain Other Rights. To the extent that Executive shall have received severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any SemGroup Party prior to receiving severance payments or other severance benefits pursuant to Article II, the severance payments or other severance benefits under such other plan, program, policy, practice or procedure or agreement shall reduce (but not below zero) the corresponding severance payments or other benefits to which Executive shall be entitled under Article II. To the extent that Executive accepts payments made pursuant to Article II, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any SemGroup Party.

5.2    Other Rights. Except as expressly provided in Section 5.1 and as provided in the Recitals to this Agreement, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan, program, policy, practice or procedure provided by a SemGroup Party and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with a SemGroup Party. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy, practice or procedure and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan, program, policy, practice or procedure or applicable law except as expressly modified by this Agreement.

5.3    No Right to Continued Employment. Nothing in this Agreement shall guarantee the right of Executive to continue in employment, and SemGroup and the Employer retain the right to terminate Executive’s employment at any time for any reason or for no reason.

ARTICLE VI

CLAIMS PROCEDURE

6.1    Filing a Claim.

(a)    Each individual eligible for benefits under this Agreement (“Claimant”) may submit his application for benefits (“Claim”) to SemGroup (or to such other person as may be designated by SemGroup) in writing in such form as is provided or approved by SemGroup. A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a Claim, prior to his filing a Claim and exhausting his rights to review under Sections 6.1 and 6.2.

(b)    When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 30 days after the receipt of such Claim. A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain: (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Agreement on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, (iv) the Claimant’s right to seek review of the denial and a description of the procedures for such review, and (v) a statement regarding Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal.

6.2    Review of Claim Denial. If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 30-day period specified Section 6.1(b), the Claimant (or his authorized representative) shall have the right at any time to: (a) request that SemGroup (or such other person as shall be designated in writing by SemGroup) review the denial or the failure to approve or deny the Claim, (b) review pertinent documents, and (c) submit issues and comments in writing. Within 30 days after such a request is received, SemGroup shall complete its review and give the Claimant written notice of its decision. Upon request and without charge, the Claimant will be provided reasonable access to and copies of all documents, records and other information relevant to the claim. SemGroup shall include in its notice to Claimant: (i) the specific reasons for its decision, (ii) references to provisions of this Agreement on which its decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim, and (iv) a statement regarding the Claimant’s right to bring a civil action under ERISA Section 502(a) within 180 days of receipt of notice of denial on appeal.

ARTICLE VII

MISCELLANEOUS

7.1    No Assignability. This Agreement is personal to Executive and without the prior written consent of SemGroup shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

7.2    Successors. This Agreement shall inure to the benefit of and be binding upon SemGroup and its successors and assigns. SemGroup will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of SemGroup (or the Employer during any Post-Change Period) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that SemGroup (or, if applicable, the Employer) would be required to perform it if no such succession had taken place. Any successor to the business or assets of SemGroup (or any Employer) which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with SemGroup (or the Employer) under this Agreement as if such successor were SemGroup (or the Employer). If Executive’s employment is transferred from SemGroup to a Subsidiary, or from a Subsidiary to SemGroup or another Subsidiary, the rights and obligations of the Employer (determined prior to such transfer) shall automatically become the rights and obligations of the Employer (determined immediately following such transfer), without requiring the consent of Executive.

7.3    Payments to Beneficiary. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive (each, a “Beneficiary”). An Executive’s Beneficiary for receipt of any payment made under this Agreement in the event of Executive’s death shall be the person(s) designated as the Executive’s Beneficiary(ies) for life insurance benefits under SemGroup’s fully company-paid life insurance benefits plan unless Executive designates a different Beneficiary on the form prescribed by SemGroup. If no Beneficiary is designated, Executive’s estate shall be his Beneficiary.

7.4    Non-Alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

7.5    Severability. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

7.6    Amendments. This Agreement shall not be amended or modified except by written instrument executed by SemGroup and Executive; provided however that notwithstanding the terms of this Agreement to the contrary, the terms of this Agreement shall be administered in such a way to comply with Code Section 409A as reasonably deemed appropriate by SemGroup; provided further however that notwithstanding anything to the contrary herein, SemGroup shall have the unilateral right to modify or amend this Agreement as it reasonably deems appropriate related to compliance with Code Section 409A. The parties to this Agreement intend that this Agreement meet the requirements of Code Section 409A and recognize that it may be necessary to modify this Agreement to reflect guidance under Code Section 409A issued by the Internal Revenue Service.

7.7    Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
to Executive at his most recent home address on file with SemGroup.
If to SemGroup or the Employer:
SemGroup Corporation
Two Warren Place
6120 S. Yale Avenue, Suite 1500
Tulsa, OK 74136
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.
7.8    Joint and Several Liability. In the event that the Employer incurs any obligation to Executive pursuant to this Agreement, such Employer, SemGroup and each Subsidiary, if any, of which such Employer is a subsidiary shall be jointly and severally liable with such Employer for such obligation.
7.9    Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
7.10    Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to its choice of law principles, except to the extent such law is preempted by ERISA or other applicable federal law.
7.11    Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.
7.12    Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
7.13    Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.
7.14    Tax Withholding. SemGroup may withhold from any amounts payable under this Agreement or otherwise payable to Executive any Taxes SemGroup determines to be required under applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.
7.15    Entire Agreement. This Agreement and the documents expressly referred to herein contain the entire understanding of SemGroup and Executive with respect to severance or benefits in relation to a Change in Control.

IN WITNESS WHEREOF, Executive and a duly authorized representative of SemGroup Corporation have executed this Severance Agreement this ______ day of ______________, 20____.
[EXECUTIVE]

____________________________________

SemGroup Corporation, acting on behalf of itself and its Subsidiaries and Affiliates
By: ________________________
Carlin G. Conner
President and CEO

Exhibit A
SemGroup Corporation
Waiver And Release
Agreement

This agreement, waiver and release (this “Agreement”), made as of the ___ day of ________________, 20___ (the “Effective Date”), is made by and among SemGroup Corporation (together with all successors thereto, “Company”) and _________________ (“Executive”).
WHEREAS, the Executive and the Company have entered into that certain SemGroup Corporation Severance Agreement (“Severance Agreement”);
NOW THEREFORE, in consideration for receiving benefits and severance under the Severance Agreement and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:
1.    Release. Except with respect to all of the Company’s obligations under the Severance Agreement, the Executive, and Executive’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, operating units and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, obligations, promises, acts, agreements, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Executive’s employment with the Company or the Executive’s termination of employment with the Company including, but not limited to, any and all claims or demands pursuant to Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §2000e, et seq., 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq. and the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Family and Medical Leave Act of 1993, as amended 29 U.S.C. § 2601, et seq., which provides medical and family leave; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages, including, but not limited to, vacation pay, commissions, and bonuses; and all other federal, state or local laws or regulations prohibiting employment discrimination and/or governing the payment of wages, benefits, and other forms of compensation, and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers' compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or claims for retaliation, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Executive under the terms of a Company sponsored tax qualified retirement or savings plan, except that the Executive hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to any of Executive’s rights or obligations with respect to indemnification or directors’ and officers’ liability coverage to which Executive is entitled or subject in his capacity as a former officer or employee of the Company. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Executive signs this Agreement. Further, notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that may not be released or waived as a matter of law.
2.    No Inducement. Executive agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Executive is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.
3.    Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Agreement until such claim is withdrawn by Executive.
4.    Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:
(a)    Executive has read this Agreement, and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Agreement.
(b)    Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

(c)    Executive was given at least 21 days to consider the terms of this Agreement before signing it.
Executive understands that, if Executive signs this Agreement, Executive may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Executive understands that this Agreement will not be effective until after the seven-day period has expired.

5.    Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
6.    Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.
7.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
8.    Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.
9.    Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
10.    Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.
[EXECUTIVE]

_____________________________

Date:     ___________________
SemGroup Corporation, acting on behalf of itself and its Subsidiaries and Affiliates
By: ______________________

Title: _____________________

Date: _____________________

A C K N O W L E D G M E N T
I HEREBY ACKNOWLEDGE that SemGroup Corporation (the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:
(1)    I should consult with an attorney before signing the Waiver and Release Agreement ("Agreement") that was provided to me.
(2)    I may review the Agreement for a period of up to 21 days prior to signing the Agreement. If I choose to take less than 21 days to review the Agreement, I do so knowingly, willingly and on advice of counsel.
(3)    For a period of seven days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven day revocation period has elapsed.
(4)    The Company shall not accept my signed Agreement prior to the last day of my employment.
I HEREBY FURTHER ACKNOWLEDGE receipt of this Agreement on the ____ day of _____, 20_____.

WITNESS:

______________________________    ____________________________________
Executive